Exhibit 3.19

ARTICLES OF INCORPORATION

OF

WET ’N WILD NEVADA, INC.

The undersigned natural persons acting as incorporators of a corporation (the “Corporation”) under the provisions of chapter 78 of the Nevada Revised Statutes, adopt the following Articles of Incorporation.

ARTICLE 1

NAME

The name of the Corporation is WET ’N WILD NEVADA, INC.

ARTICLE 2

PERIOD OF DURATION

The period of duration of the corporation is perpetual.

ARTICLE 3

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful activity.

ARTICLE 4

AUTHORIZED SHARES AND ASSESSMENT OF SHARES

Section 4.01  Authorized Shares.  The aggregate number of shares that the Corporation shall have the authority to issue is 2,500,000 shares of Capital Stock with a par value of $.01 per share.

Section 4.02  Assessment of Shares.  The Capital Stock of the Corporation, after the amount of subscription price has been paid, shall not be subject to pay the debts of the Corporation, and no Capital Stock issued as fully paid up shall ever be assessable or assessed.

Section 4.03  Denial of Preemptive Rights.  No shareholder of the Corporation shall have any preemptive or other right, by reason of his status as a shareholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the Capital Stock of the Corporation.  This denial of preemptive rights shall, and is intended to, negate any rights which would otherwise be given to shareholders pursuant to NRS 78,265 of any successor statute.

ARTICLE 5

PRINCIPAL OFFICE AND INITIAL RESIDENT AGENT

Section 5.01  Principal Office.  The address of the Principal office of the Corporation is 3260 Industrial road, Suite 600, Las Vegas, Clark County, Nevada 89109.

Section 5.02  Initial Resident Agent.  The name of the initial resident agent of the Corporation, a resident of the State of Nevada, whose address is at the above address, is Gary Danning.

ARTICLE 6

DATA RESPECTING DIRECTORS

Section 6.01  Style of Governing Board.  The members of the governing board of the Corporation shall be styled Directors.

Section 6.02  Initial Board of Directors.  The initial Board of Directors shall consist of two (2) members, who need not be residents of the State of Nevada or shareholders of the Corporation.  Initially, there shall be two (2) or less shareholders of the corporation.

Section 6.03  Names and Addresses.  The names and post office addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:

Name	Post Office Address

John Shawen	1901 North State Highway 360
Suite 211
Grand Prairie, Texas 75050

George Millay	1901 North State Highway 360
Suite 211
Grand Prairie, Texas 75050

Section 6.04  Increase or Decrease of Directors.  The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

ARTICLE 7

DATA RESPECTING INCORPORATORS

The names and post office addresses of the incorporation of the Corporation are as follows:

Name	Post Office Address

Myrna Hogan	4051 W. Viking, #238
Las Vegas, Nevada 89103

Kelly LeGrow	8329 Carmen Boulevard
Las Vegas, Nevada 89108

Judy Denney	1545 Amapola Drive
Las Vegas, Nevada 89122

EXECUTED this 2nd day of February, 1987.

/s/ Myrna Hogan
MYRNA HOGAN

/s/ Kelly LeGrow
KELLY LEGROW

/s/ Judy Denney
JUDY DENNEY

STATE OF NEVADA	)
	)	ss.:
COUNTY OF CLARK	)

On February 2, 1987, personally appeared before me, a notary public, Myrna Hogan, Kelly LeGrow and Judy Denney, who acknowledged that they executed the above instrument.

NOTARY PUBLIC
(Seal Information)